UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

June 15, 2007	333-101960
Date of Report (Date of earliest event reported)	Commission File Number

YUKON GOLD CORPORATION, INC.
(Exact name of registrant as specified in its charter)

Delaware	52-2243048
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

55 York Street Suite #401 Toronto, Ontario M5J 1R7
(Address of Principal Executive Offices) (Zip Code)

(416) 865-9790
(Registrant’s telephone number, including area code)

Item 1.01 Entry into a Material Definitive Agreement

On June 15, 2007 Yukon Gold Corporation, Inc. (the “Company”) entered into an agreement (the “Northern Agreement”) with Northern Securities Inc. (“Northern”), in connection with the private placement (the “Private Placement”) of CDN$500,000 of units (“Units”) and CDN$1,500,000 of flow-through common shares. Each Unit will consist of one common share and one half common share purchase warrant. The closing of the Private Placement is expected to occur in July of 2007. The offering is subject to approval by the Toronto Stock Exchange.

The Units are priced at CDN$0.45 per unit. Each whole common share purchase warrant (two half-share warrants together) will be exercisable for one share of the Company’s common stock for a period of 24 months from the closing date at an exercise price of CDN$0.60 per share. Each flow-through common share is priced at CDN$0.62 per share.

In connection with the Northern Agreement, the Company will pay Northern a commission equal to 8% of the aggregate gross proceeds of the private placement and issue to Northern broker warrants in the amount of 8% of the aggregate number of units and flow-through common shares purchased through the Private Placement.

The Company will not offer any of the securities described herein to U.S. persons. This 8-K does not constitute an offer for sale of securities in the United States.

Item 9.01  Financial Statements and Exhibits.

Exhibits

99.1	Agreement dated June 15, 2007 between Northern Securities Inc. and Yukon Gold Corporation, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

YUKON GOLD CORPORATION, INC.

Date: June 22, 2007	By:	/s/ Paul Gorman
Name: Paul Gorman
Title: CEO